FIRST AMENDMENT

TO THE

LABORATORY CORPORATION OF AMERICA HOLDINGS

DEFERRED COMPENSATION PLAN

THIS FIRST AMENDMENT to the Laboratory Corporation of America Holdings Deferred Compensation Plan is made this 8th day of December 2004.

WHEREAS, Laboratory Corporation of America Holdings, a Delaware corporation (“Company”) created the Laboratory Corporation of America Holdings Deferred Compensation Plan (“Plan”) with an original effective date of January 1, 2002; and

WHEREAS, pursuant to Section 9.4, the Company’s Board of Directors (“Board”) has the right to amend the Plan at any time; and

WHEREAS, the Board has determined to amend the Plan for compliance with the American Jobs Creation Act of 2004.

NOW, THEREFORE, the Board does hereby make this First Amendment to the Plan.

1. Definitions. Section 1.1 is modified as follows.

A.            Subsection (1) of Section 1.1 is hereby deleted in its entirety and the following language is substituted in its place:

“Early Retirement Date” shall mean any date on or after which a Participant both attains the age of fifty-five (55) with ten (10) years of service and has incurred a Separation from Service before attaining age sixty-five (65), either voluntarily or involuntarily, for any reason.

B.            Subsection (w) of Section 1.1 is hereby deleted in its entirety and the following language is substituted in its place:

“Retirement Date” shall mean any date on or after which a Participant both attains age sixty-five (65) with ten (10) years of service and has incurred a Separation from Service, voluntarily or involuntarily, for any reason.

C.            Subsection (w-l) is hereby added to Section 1.1 after Subsection (w) and shall read as follows:

“Separation from Service” has the meaning as determined by the Secretary of the Treasury (“Secretary”) pursuant to Code Section 409A(a)(2)(A).

D.            Subsection (w-2) is hereby added to Section 1.1 after Subsection (w-l) and shall read as follows:

“Specified Employee” is any employee who meets the definition thereof set forth in Code Section 409A(a)(2)(B).

2.             Deferral Contributions. The second and third sentences of the first paragraph of Section 3.1 are hereby deleted in their entirety and the following language is substituted in their place:

The salary deferral election may be written, may be in electronic form, or may be in such other form as determined by the Administrator. To participate in the Plan, a Participant must properly complete and return a salary deferral election to the Employer in the time and manner specified by the Administrator. In the case of a new Participant who is in his first year of Plan participation, the new Participant must properly complete and return a salary deferral election within 30 days after the date the Participant becomes eligible to participate in the Plan. The new Participant’s salary deferral election shall be effective as of the first day of the first full payroll period beginning as soon as administratively feasible after the Employer has received and processed a properly completed salary deferral election.

3.	Mandatory Distributions. Section 5.1 is amended as follows.

A.         The third sentence of Section 5.1(a) is hereby deleted in its entirety, and the following language is substituted in its place:

When a Participant who is not a Specified Employee attains the Retirement Date or Early Retirement Date, the Plan will begin to make distributions to the Participant on the first business day of the first month following the month the Participant attained the Retirement Date or Early Retirement Date (or as soon as administratively feasible after the first business day of the following month). When a Participant who is a Specified Employee attains the Retirement Date or Early Retirement Date, the Plan will begin to make distributions to the Participant on the first business day of the first month which is at least six months after the date the Participant attained the Retirement Date or Early Retirement Date (or as soon as administratively feasible after the first business day of the following month or, if earlier, the Participant’s date of death).

B.          Section 5.1(c) and the last paragraph of Section 5.1 are hereby deleted in their entirety, and the following language is substituted in their place:

(c)

Disability. If prior to a Participant’s Retirement Date or Early Retirement Date, the Participant should become disabled, the Plan will begin to make distributions to the Participant on the first business day of the month following the month of the Company’s determination of the Participant’s disability (or as soon as administratively feasible after the first business day of the following month). The Company’s determination of a Participant’s disability shall be conclusive. For this purpose, a Participant shall be disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months.

At such time as a Participant or Beneficiary becomes eligible to receive distributions under this Section and at any time after these distributions have begun, a Participant or Beneficiary may petition the Company for a lump sum payment of his then remaining Account balance. The Company may not grant any such request until after the Secretary has issued regulations concerning the acceleration of Plan benefits. If the Company decides to grant such request (and the Company may grant or deny such request in its sole discretion), the Company’s grant of the request must comply with said regulations issued by the Secretary.

4.             Determination of Method of Distribution. The fourth sentence of Section 5.4 is hereby deleted in its entirety, and the following language is substituted in its place:

This distribution election (including a deemed election) can be changed by a Participant once per calendar year, but the new election may not take effect until at least 12 months after the date on which the election is made. Any new election which does not meet this 12-month requirement shall be null and void.

5.            Other Distributions. Section 5.6 is hereby deleted in its entirety, and the following language is substituted in its place:

At such time as a Participant incurs a Separation from Service for any reason which does not entitle him to begin receiving distributions under Section 5.1, a Participant who is not a Specified Employee shall receive a lump sum distribution on the first business day of the month following the month in which the Participant’s Separation from Service occurred, or as soon as administratively feasible thereafter. If the Participant is a Specified Employee, the Participant shall receive a lump sum distribution on the first business day of a month which date is at least six months after the date of the Participant’s Separation from Service (or, if earlier, the Participant’s date of death).

6.             Unforeseeable Emergencies. Section 5.7 is hereby deleted in its entirety, including the caption thereof. The following Section 5.7 is substituted in its place:

5.7             Unforeseeable Emergencies. A Participant may apply in writing to the Company for, and the Company may grant, an emergency withdrawal of all or any part of the vested portion of a Participant’s Account if the Company, in its sole discretion, determines that the Participant has incurred an unforeseeable emergency. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from one of the following:

(a)	an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent

(as defined in Code Section 152(a));

(b)	a loss of the Participant’s property due to casualty or

(c)	any other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the Participant’s control.

The Company shall determine whether an event qualifies as an unforeseeable emergency within the meaning of this Section 5.7, in its sole and absolute discretion.

The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Company in accordance with regulations promulgated by the Secretary. In making this determination, the Company shall take into account the extent to which such emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The Company may require a Participant who requests an emergency withdrawal to submit such evidence as the Company, in its sole discretion, deems necessary or appropriate to substantiate the emergency upon which the request is based and to determine the amount to be distributed with respect to the emergency.

7.	Early Distributions. Section 5.8 is hereby deleted in its entirety.

8.	Tax Law Compliance. Section 6.6 is hereby added to the Plan, and shall read as follows:

6.6             Tax Law Compliance. The Company intends that the Plan shall comply at all times with Code Section 409A, the regulations promulgated thereunder, and any and all other federal tax law authority applicable to the Plan. Any portion of the Plan which is contrary to or inconsistent with Code Section 409A, the regulations promulgated thereunder, and any other federal tax law authority applicable to the Plan shall be null and void. The remaining portions of the Plan shall be interpreted and applied in accordance with Code Section 409A, the regulations promulgated thereunder, and any other federal tax law authority applicable to the Plan.

9.	Effective Date. This First Amendment to the Plan shall be effective January 1,

2005.

IN WITNESS WHEREOF, pursuant to Section 9.4 of the Plan, the undersigned officer of the Company has caused this First Amendment to the Plan to be executed as of the date first written above.

LABORATORY CORPORATION OF

AMERICA HOLDINGS

By:	/S/ BRADFORD T. SMITH
Bradford T. Smith, Executive Vice President